PROSPECTUS SUPPLEMENT
   (To Prospectus Dated September 19, 1997)

                                 258,666 Shares

                                    SUPERIOR

                                  Common Stock

             This Prospectus Supplement pertains to the offer and sale of up to 258,666 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Superior Services, Inc. (the "Company") by or for the account of Grant E. Milliron, Jr. ("Selling Shareholder").

             This Prospectus Supplement does not contain complete information regarding the offering of Common Stock by the Selling Shareholder and should be read only in conjunction with the Prospectus annexed hereto.

             The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholder.

             See "Risk Factors" commencing on page 3 of the Prospectus for a discussion of certain factors that should be considered by investors in evaluating an investment in the Common Stock offered hereby.
                            ________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

             The Common Stock may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right to reject any order in whole or in part.

                           Information with Respect to
                               Selling Shareholder

                                Number of                     Number of
                                 Shares                         Shares
                             of Common Stock                  of Common
                                  Owned        Number of     Stock to be
                                  Prior to       Shares      Owned After
             Name             Offering       Offered           Offering

    Grant E. Milliron, Jr.1     258,666 1       258,666           0
   _________________________________


              1   The Selling Shareholder acquired his shares of Common Stock from the Company in consideration for the Selling Shareholder's ownership interest in Noble Road Landfill, Inc. The acquisition was completed on December 2, 1997.

            The date of this Prospectus Supplement is April 7, 1998.